For period ended 4-30-07
Registrant Name: American Beacon Funds
File Number: 811-4984


Item 77.O     Transactions effected pursuant to Rule 10f-3.

The following Rule 10f-3 transactions were effected by the Emerging Markets Fund:

Security:                  China Coal Energy H Shares
Date of Purchase:          12/13/06
Date Offering commenced:   12/13/06
Purchase price:            4.05 HK
Commission:                370
Securities acquired from:  Citigroup Global Markets
Affiliated Underwriter:    China International Capital Corp
Amount purchased:          37374
Total offering:            3246374000


Security:                  China Molybdenum Co Ltd
Date of Purchase:          4/20/07
Date Offering commenced:   4/20/07
Purchase price:            6.80 HK
Commission:                61
Securities acquired from:  USB
Affiliated Underwriter:    China International Capital Corp
Amount purchased:          6153
Total offering:            1083360000